EXHIBIT (3i)(e)

     CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                             OF
     NEW SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                 ($1.00 PAR VALUE PER SHARE)

                             of

                   THE TJX COMPANIES, INC.



              Pursuant to Section 151(g) of the
               General Corporation Law of the
                      State of Delaware




          We, Donald G. Campbell, Senior Vice President - Finance, and Jay H. Meltzer, Secretary, of The TJX Companies, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

          DO HEREBY CERTIFY:

          FIRST:  The Second Restated Certificate of
Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation authorizes the issuance of 5,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto.

          SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Finance Committee (the "Finance Committee") of the Board of Directors pursuant to authority conferred on the Finance Committee by the Board of Directors, and on the Board of Directors (which fixed the voting rights with respect to the shares designated herein) by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

          RESOLVED: that the Board of Directors, pursuant to authority vested in it by the provisions of the second restated certificate of incorporation, as amended (the "Certificate of Incorporation"), of The TJX Companies, Inc. (the "Corporation"), hereby authorizes the issuance of a series of cumulative convertible preferred stock ("Convertible Preferred Stock") of the Corporation and hereby establishes the powers, designations, preferences, and the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations", is to be filed as part of a certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

          1.   General

          (a) Designation and Number. The designation of Convertible Preferred Stock created by this resolution shall be New Series A Cumulative Convertible Preferred Stock, $1.00 par value per share, of the Corporation (hereinafter referred to as the "New Series A Preferred Stock"), and the number of shares of New Series A Preferred Stock which the Corporation shall be authorized to issue shall be 250,000 shares.

          (b) Priority. The Series A Preferred Stock shall rank (i) prior to the Common Stock (as hereinafter defined),
(ii) prior to the Corporation's Permitted Junior Preferred (as hereinafter defined) (iii) on a parity with the Corporation's Series A Cumulative Convertible Preferred Stock, $1.00 par value per share (the "Existing Series A Preferred Stock") and (iv) prior to any other capital stock of the Corporation (other than as permitted in the exception to Section 1(c)(i) below) in each case as to dividends and upon liquidation, dissolution or winding up.

          (c) Restrictions. Except as permitted in Section 7(a) hereof, so long as any shares of New Series A Preferred Stock remain outstanding, the Corporation shall not at any time (any of the actions described below, the "Restricted Actions"):

          (i) create, authorize or issue, or increase the amount of shares authorized for issuance of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up; except that the Corporation may create, authorize and issue preferred stock ranking on a parity with the New Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, in one or more series or classes, with such powers, designations, preferences, and relative, participating, optional and other rights, voting powers, if any, and qualifications, limitations and restrictions appertaining thereto, and in such number of shares, as the Board of Directors of the Corporation may hereafter authorize in accordance with the terms of the Certificate of Incorporation, but:

          (x) the rights of such parity preferred stock shall not restrict or prohibit the Corporation from performing its obligations under this Certificate of Designations;

          (y) the rights of the holders of such parity preferred stock shall be limited, with respect to a distribution of assets upon liquidation, dissolution or winding up, to (A) a fixed sum, stated sum or percentage of a fixed or stated sum plus any premium applicable to a particular series all of which sums and premiums do not in the aggregate exceed $100,000,000 (aggregating all shares of such parity preferred stock issued or authorized for issuance and without regard to class or series) (such amount applicable to any share of parity preferred stock being herein referred to as the "Stated Liquidation Value") plus (B) an amount equal to accrued and unpaid dividends thereon; and

          (z) in no event shall such parity preferred stock be created, authorized or issued unless the rights of the holders thereof shall be limited, with respect to dividends and payments to be received by the holder thereof upon redemption (whether optional or mandatory), to a fixed sum or percentage of a fixed sum or, in the case of dividends, a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or similar indicator of interest rates, except that the terms of any such parity preferred stock (which is convertible into shares of Common Stock) may provide for payments to be received by the holder thereof in the event of a mandatory redemption as a result of a change of control of the Corporation based upon the market price of the underlying Common Stock (to the same extent provided for hereunder with respect to the New Series A Preferred Stock in Section 4(c)(ii) hereof),

     (such parity preferred stock, the "Parity Preferred Stock"); (any such Parity Preferred Stock shall not be considered to be New Series A Preferred Stock hereunder); the term "Parity Preferred Stock" shall also include the Existing Series A Preferred Stock so long as any shares of such Existing Series A Preferred Stock are outstanding;

          (ii) create, authorize or issue, or increase the authorized amount of shares for issuance of, any class or series of capital stock ranking junior to the New Series A Preferred Stock but prior to the Common Stock (as defined in Section 1(d) hereof) as to dividends or upon liquidation, dissolution or winding up, other than the following capital stock, which shall rank junior to the New Series A Preferred Stock but prior to the Common Stock as to dividends or upon liquidation, dissolution or winding up, but provided that

          (A) such capital stock shall be limited with respect to dividends, to a fixed sum or percentage of a fixed sum or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or similar indicator of interest rates and, with respect to a distribution of assets upon liquidation, dissolution or winding up or with respect to payments to be received by the holder thereof upon redemption (whether optional or mandatory), to a fixed sum or percentage of a fixed sum, except that the terms of any such junior preferred stock (which is convertible into shares of Common Stock) may provide for payments to be received by the holder thereof in the event of a mandatory redemption as a result of a change in control of the Corporation based upon the market price of the underlying Common Stock (to the same extent provided for hereunder with respect to the New Series A Preferred Stock in Section 4(c)(ii) hereof, (such capital stock, the "Permitted Non-Participating Junior Preferred"); or

          (B) such capital stock (the "Permitted Rights Plan Preferred Stock"), including the Corporation's Series B Participating Preferred Stock, $1.00 par value per share (the "Permitted Series B Preferred Stock"), is issued or issuable in connection with a shareholder rights plan that provides for the issuance of rights to the holders of Common Stock to purchase or receive, upon, redemption, exercise or exchange, capital stock or debt securities (or rights to acquire such capital stock or debt securities) of the Corporation or of another issuer or cash; provided that (x) such plan does not discriminate in any way (other than the notice to be provided to holders of New Series A Preferred Stock as described below) against any holder of New Series A Preferred Stock as such (whether by language or operation), including, without limitation, restricting (1) the ability to convert into Common Stock under the terms hereof and (2) the ability to receive rights under such plan with respect to Common Stock acquired by conversion hereunder which rights are generally available to holders of Common Stock; (y) the Corporation shall notify the holders of the New Series A Preferred Stock at least five (5) Business Days prior to (I) the date which under the terms of such plan causes or triggers the rights issued thereunder to be exercisable by any person and (II) the date on which such rights (or the right to receive such rights) terminate or expire, such notice in the case of clause (I) to describe in reasonable detail the terms of such rights and the manner of operation of the plan upon the occurrence of such triggering event; and (z) such plan otherwise complies with this Section 1(c) in all respects and any capital stock of the Corporation issued or issuable under or in connection with such plan does not violate clauses (i), (iii), (iv), (vi), (vii) or

               (viii) of this Section 1(c) (the Permitted
               Rights Plan Preferred Stock, together with the Permitted Non-Participating Junior Preferred, are hereinafter collectively referred to as the "Permitted Junior Preferred");

     and any provision (other than this Section 1(c), Section 7(a) and Section 8 hereof) in this resolution to the contrary notwithstanding, there shall be no restriction on the issuance, detachment, exercise, exchange or redemption of rights, whether for stock or cash or other securities of a combination thereof of the Corporation or of another person, pursuant to the Corporation's Shareholder Rights Plan dated April 26, 1988, as amended and as may be hereafter amended, provided that such plan, either on the terms set forth therein as of the date hereof or as so amended, complies with the foregoing clause (B) (the "Shareholder Rights Plan");

          (iii) create, authorize or issue any class or series of common stock other than the class of Common Stock presently authorized for issuance under the Certificate of Incorporation as in effect on April 14, 1992, subject to changes to the terms thereof hereafter made to the Certificate of Incorporation; provided that
     (A) there shall be no more than one class (and there shall be no series) of Common Stock and (B) the Corporation will not permit the par value or the determined or stated value of any shares of the Common Stock receivable upon the conversion of the shares of New Series A Preferred Stock to exceed the amount payable therefor upon such conversion and (C) the Corporation will not take any action which results in any adjustment of the current conversion price under this Certificate of Designations if the total number of shares of Common Stock then available for issuance upon conversion of all shares of New Series A Preferred Stock (and upon conversion of all other then outstanding shares of the Corporation's capital stock convertible into Common Stock) would be insufficient to satisfy all such conversion rights at the then current conversion prices (after any adjustments);

          (iv) amend the Certificate of Incorporation or By-laws of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the New Series A Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges or preferences of the holders of the New

     Series A Preferred Stock; except that the Corporation may amend the Certificate of Incorporation to:

          (x)  create and authorize the Parity Preferred
               Stock or any Permitted Junior Preferred; or

          (y) increase the amount of shares of Common Stock or Permitted Junior Preferred authorized for issuance; or

          (z) amend the terms of any Parity Preferred Stock, Permitted Junior Preferred, or Common Stock in a manner consistent with the above clauses
               (i), (ii) and (iii);

          (v)  increase the number of shares of New Series A
     Preferred Stock authorized for issuance;

         (vi) create, authorize or issue any series or class of stock or any other option, warrant, obligation or right exercisable for, or any security convertible into, any capital stock other than capital stock which is permitted under clauses (i), (ii) or (iii) above;

        (vii)  amend this Certificate of Designations;

       (viii) at any time issue any shares of New Series A Preferred Stock other than pursuant to the exchange of shares of Existing Series A Preferred Stock for New Series A Preferred Stock (excluding the issuance of share certificates upon transfers or exchanges of shares by holders (other than the Company) or upon replacement of lost, stolen, damaged or mutilated share certificates); or

         (ix)  at any time issue any shares of Existing
     Series A Preferred Stock.

          (d)  Certain Definitions.  For purposes of this
Certificate of Designations, the following terms shall have the meanings indicated:

          (i) "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or The Commonwealth of Massachusetts or The Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

         (ii) "Change of Control Event" means the occurrence of any of the following events:

          (A) the Corporation is voluntarily liquidated or is the subject of any voluntary dissolution or winding-up (including without limitation a merger in which the Corporation is not the surviving corporation, but excluding a merger of the Corporation into a subsidiary as a result of which transaction (x) such subsidiary is the surviving corporation, (y) the Corporation's certificate of incorporation is continued as the certificate of incorporation of the surviving corporation (with such immaterial changes as may be necessary to effectuate the merger) and (z) all of the shareholders of the Corporation immediately prior to such transaction constitute all of the shareholders of such subsidiary immediately following such transaction, each with the same shares (on the same terms) of capital stock of the surviving corporation as each had with the Corporation (such excluded merger, a "Permitted Merger"));

          (B) the Corporation proceeds to acquire its Common Stock (or undertakes a corporate reorganization or recapitalization or other action) if the effect of such acquisition (or other action) would be either (i) to reduce substantially or to eliminate the primary public market for the shares of the Corporation's Common Stock or (ii) to remove the Corporation from registration with the Commission under the Securities Exchange Act or (iii) to require the Corporation to make a filing under Section 13(e) of the Securities Exchange Act or (iv) to cause a delisting of the Corporation's Common Stock from the New York Stock Exchange; or

          (C) the sale, lease, transfer or other disposition through voluntary liquidation or other voluntary action, of all or substantially all of the consolidated assets of the Corporation and its subsidiaries in a single transaction or series of related transactions.

        (iii)  "Common Stock" means the Corporation's Common
     Stock, as presently authorized by the Certificate of

     Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

         (iv)  "Control Adjustment Event" means the
     occurrence of any of the following events:

          (A) any person or group (within the meaning of Section 13 (d)(3) of the Securities Exchange Act, whether or not the Corporation has any capital stock subject to such Section) together with any affiliates and associates of any such person or member of such group (within the meaning of Rule 12b-2 under the Securities Exchange Act, whether or not the Corporation has any capital stock subject to such Section), shall at any time beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act, whether or not the Corporation has any capital stock subject to such Section) shares of Common Stock of the Corporation which represents in excess of either (A) fifty-one percent (51%) of the total votes entitled to be cast by all outstanding shares of the Common Stock of the Corporation or (B) fifty-one percent (51%) of all outstanding shares of the Common Stock of the Corporation; or

          (B) at any time, a majority of the members of the Board of Directors of the Corporation are persons other than persons each of whom was both (i) nominated as a director for his or her then current term by the Corporation's Board of Directors and was recommended by the Board to the Corporation's shareholders for election as a member of the Board and (ii) a member of the Board for at least one (1) year prior to such term (except that a person chosen by the Board as a successor to a director who died in office, resigned from the Board because of a disability, or retired, shall be deemed to have satisfied this clause
               (ii)); or

          (C) the Corporation is involuntarily liquidated or is the subject of any involuntary dissolution or winding-up or any involuntary sale, lease or transfer or other involuntary disposition of all or substantially all of the consolidated assets of the Corporation and its subsidiaries in a single transaction or series of related transactions.

          (v) "Convertible Debentures" means the 7 1/4% Convertible Subordinated Debentures due 2010 of Zayre Corp., the terms of which are set forth in the Indenture, dated as of July 1, 1985 between Zayre Corp. and The First National Bank of Chicago; as such Debentures and Indenture are in effect on the date hereof, as may be amended from time to time (other than amendments affecting the conversion rate or rights or antidilution adjustment rights of the holders thereof).

          (vi) "full cumulative dividends" means as of any date the amount of accumulated, accrued and unpaid dividends payable on shares of New Series A Preferred Stock as provided by Section 2 hereof, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof. For purposes of Section 2(f) hereof, "full cumulative dividends on Parity Preferred Stock" refers to full cumulative dividends payable on shares of Parity Preferred Stock instead of New Series A Preferred Stock as provided by the terms thereof, provided that such Parity Preferred Stock has been created, authorized and issued in accordance with the terms of Section 7(a) hereof. For purposes of Section 2(b) hereof, "full cumulative dividends on Existing Series A Preferred Stock" means as of any date the amount of accumulated, accrued and unpaid dividends payable on shares of Existing Series A Preferred Stock as provided under the Certificate of Designations, Preferences and Rights of the Series A Cumulative Convertible Preferred Stock ($1.00 par value per share) of the Company filed with the Secretary of State of Delaware on April 14, 1992 (the "Existing Series A Certificate").

          (vii)  "Non-Dilutive Dividends" are Permitted
     Common Dividends under clause (x) (B) of the definition herein of "Permitted Common Dividends."

          (viii)  "Permitted Common Dividends" are any
     dividends on or in respect of the Corporation's Common
     Stock payable either:

               (x)  in cash:

                    (A)  out of the retained earnings of the
          Corporation in excess of any Non-Dilutive Dividends
          ("Dilutive Dividends") or

                    (B)  as regular quarterly dividends in an
          aggregate amount per share with respect to any fiscal year of the Corporation equal to the sum of
          (i) $0.46 per share plus (ii) an amount which does not exceed ten percent (10%) of the amount, if any, that earnings per share of the Common Stock as publicly reported from continuing operations of the Corporation for the immediately preceding fiscal year of the Corporation exceed $1.00 plus (iii) one or more increases in any quarterly dividend rate or rates, which in the aggregate do not exceed $0.0115 after the close of business on April 14, 1992; (provided, that this clause (B) shall at no time require any decrease in the then dividend rate; and provided, further, that such per share amounts under this clause (B) shall be subject to appropriate adjustments for stock splits or stock subdivisions and stock combinations): or

               (y) in shares of the capital stock of the Corporation and rights to acquire such stock so long as the issuance of such capital stock is not prohibited under Section 1(c) hereof;

     so long as, in the case of clause (x) above, at the time such dividend is declared and paid full cumulative dividends with respect to the shares of New Series A Preferred Stock through the most recent dividend payment date shall have been paid in full in cash.

          (ix)  "Permitted Junior Dividends" means any
     regularly scheduled dividends on the Permitted Junior Preferred so long as at the time such dividends are declared and paid (1) full cumulative dividends with respect to the New Series A Preferred Stock through the most recent dividend payment date shall have been paid in full in cash and (2) all amounts to be paid upon the redemption of any New Series A Preferred Stock, Parity Preferred Stock or Permitted Junior Preferred which on or prior to such time has been called for redemption (or for which a redemption date has been scheduled as a result of notice from any holder thereof) have been paid in full in cash or declared and set aside for payment in cash.

          (x) "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

          (xi)  "Rule 144" means (i) Rule 144 under the
     Securities Act of 1933, as amended, as such rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

          (xii)  "Securities Exchange Act" means the
     Securities Exchange Act of 1934, as from time to time amended, and the rules, regulations and interpretations thereunder.

          (xiii) "Transfer Agent" means State Street Bank and Trust Corporation, or any other national or state bank or trust company having combined capital and surplus of at least $100,000,000 and designated by the Corporation as the transfer agent and/or registrar of the New Series A Preferred Stock, or if no such designation is made, the Corporation.

          (xiv) The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

          (xv)  References herein to the Certificate of
     Incorporation include such Certificate as amended by this Certificate of Designations.

          2.   Dividend Rights.

          (a) General Dividend Obligations. The Corporation shall pay, when and as declared by the Corporation's Board of Directors, to the holders of the New Series A Preferred Stock, out of the assets of the Corporation legally available therefor, cash dividends at the times, in the amounts and with such priorities as are provided for in this Section 2.

          (b) Accrual of Dividends. Dividends on each share of New Series A Preferred Stock shall accrue cumulatively on a daily basis from and including the most recent Dividend Payment Date (as defined in the Existing Series A Certificate) through which full cumulative dividends on the Existing Series A Preferred Stock have been paid (such date, the "Carryover Dividend Accrual Date"; provided that, if there is no such Dividend Payment Date (as defined in the

Existing Series A Certificate) through which full cumulative dividends on the Existing Series A Preferred Stock have been so paid prior to the issuance of such share of New Series A Preferred Stock, then the "Carryover Dividend Accrual Date" shall be deemed to be April 15, 1992) to and including the date on which the redemption or conversion of such share of New Series A Preferred Stock shall have been effected, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends accrue or become payable or at any other time) profits, surplus, capital or other funds of the Corporation legally available for the payment of dividends and whether or not there are other legal or contractual restrictions on the declaration or payment of such dividends. The date on which the Corporation shall initially issue any share of New Series A Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of New Series A Preferred Stock shall be made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of New Series A Preferred Stock (whether by reason of transfer of such share of New Series A Preferred Stock or for any other reason).

          (c)  Dividend Rates.  Dividends shall accrue
cumulatively on each share of New Series A Preferred Stock from the Carryover Dividend Accrual Date at a rate per annum equal to $8.00 per share of New Series A Preferred Stock calculated on the basis of the actual number of days elapsed in a year.

          (d) Payment Dates. Full cumulative dividends on the New Series A Preferred Stock shall be payable quarterly, on April 1, July 1, October 1 and January 1 in each year (each, a "Dividend Payment Date"). The first Dividend Payment Date shall be October 1, 1992. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. An amount equal to the full cumulative dividends shall also be payable, in satisfaction of such dividend obligation, upon liquidation as provided under Section 3 hereof, upon redemption as provided under
Section 4 hereof, and upon conversion as provided under
Section 5 hereof.

          (e) Amounts Payable. The amount of dividends payable on New Series A Preferred Stock on each Dividend Payment Date shall be the full cumulative dividends which are unpaid through and including such Dividend Payment Date. Dividends which are not paid for any reason whatsoever on a

Dividend Payment Date shall cumulate until paid and shall be payable on the next Dividend Payment Date on which payment can lawfully be made (or upon liquidation, redemption or conversion as provided herein). Holders of shares of Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption (unless such holder converts such shares of Preferred Stock in accordance with Sections 5 and 6 hereof). If a conversion of shares of Preferred Stock occurs between a dividend payment record date and the corresponding Dividend Payment Date, the dividends payable on the conversion date under Section 5 hereof shall be calculated through and including such conversion date. If, for whatever reason (i) any share of New Series A Preferred Stock has not been converted into Common Shares (as defined in Section 5 hereof) pursuant to
Section 5 hereof on a conversion date, or (ii) all payments have not been made with respect to any share of New Series A Preferred Stock as required by Section 3 on a distribution date or all payments have not been made with respect to any share of New Series A Preferred Stock as required by Section 4 on a redemption date (other than because of a failure by the holder thereof to tender such shares for payment on such date) then, notwithstanding any other provision hereof, dividends shall continue to accumulate on such outstanding shares until paid.

          (f)  Priority.

          (i) So long as any shares of the New Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of Parity Preferred Stock for any period unless full cumulative dividends, if any, on all outstanding shares of the shares of New Series A Preferred Stock have been or contemporaneously are (x) declared and paid in full in cash or (y) declared and a sum sufficient for the payment thereof in cash is set apart for such payment on the shares of New Series A Preferred Stock through the most recent Dividend Payment Date and so long as any shares of Parity Preferred Stock are outstanding, no dividends, except (1) as described in the next succeeding sentence and (2) for distributions made to holders of New Series A Preferred Stock from the escrow established under
Section 6(b) hereof as provided by such Section 6(b), shall be declared or paid or set apart for payment on any class or series of New Series A Preferred Stock for any period unless full cumulative dividends, if any, on all outstanding shares of Parity Preferred Stock have been or contemporaneously are
(A) declared and paid in full in cash or (B) declared and a sum sufficient for the payment thereof in cash is set apart for such payment on the outstanding shares of Parity Preferred Stock through the most recent applicable dividend payment date for such Parity Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the New Series A Preferred Stock and upon any class or series of Parity Preferred Stock, all dividends (other than distributions made to holders of New Series A Preferred Stock from the escrow established under Section 6(b) hereof as provided by such Section 6(b) declared upon shares of the New Series A Preferred Stock and all dividends declared upon such Parity Preferred Stock shall be declared pro rata so that the amounts of dividends per share declared on the New Series A Preferred Stock (other than distributions made to holders of Series A Preferred Stock from the escrow established under
Section 6(b) hereof as provided by such Section 6(b) and such Parity Preferred Stock shall in all cases bear to each other the same ratio that full cumulative dividends per share at the time on the shares of New Series A Preferred Stock and on such Parity Preferred Stock bear to each other. Holders of shares of the New Series A Preferred Stock or of any other class or series of stock ranking on a parity as to dividends with the New Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments in respect of the New Series A Preferred Stock which may be in arrears.

          (ii)  So long as any shares of the New Series A
Preferred Stock are outstanding, no shares of Parity
Preferred Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (excluding conversion of shares of Parity
Preferred Stock into shares of Common Stock or other consideration, including common stock, provided that such other consideration reflects only amounts previously set aside or otherwise required to be paid to the holders of shares of Parity Preferred Stock

          (x) in order to provide such holders with the same kind and amount of consideration which each such holder would have received in the transaction giving rise to such set aside or payment requirement (a "Distribution Event") had such holder's shares of Parity Preferred Stock been converted into Common Stock immediately prior to the record date of such Distribution Event, or

          (y) as a result of adjustments to the conversion price (or rate) of the Parity Preferred Stock required under the terms of such Parity Preferred
          Stock because of the occurrence of an event or transaction (including a Distribution Event), or

          (z) as a result of the occurrence of an event or transaction which requires the Parity Preferred
          Stock to be convertible solely into shares of common stock)

unless the full cumulative dividends, if any, on all outstanding shares of the New Series A Preferred Stock shall have been paid in full in cash or set apart for payment in cash through the most recent Dividend Payment Date.

          So long as any shares of Parity Preferred Stock are outstanding, no shares of New Series A Preferred Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for the purchase or redemption of any shares of any such stock) by the Corporation (excluding conversion of shares of New Series A Preferred Stock into shares of Common Stock or other consideration, including common stock, provided that such other consideration reflects only amounts previously set aside or otherwise required to be paid to the holders of shares of New Series A Preferred Stock

          (x) in order to provide such holders with the same kind and amount of consideration which each such holder would have received in the transaction giving rise to such set aside or payment requirement (a "Distribution Event") had such holder's shares of New Series A Preferred Stock been converted into Common Stock immediately prior to the record date of such Distribution Event, or

          (y) as a result of adjustments to the conversion price (or rate) of the New Series A Preferred Stock required under the terms of such New Series A Preferred Stock because of the occurrence of an event or transaction (including a Distribution Event), or

          (z) as a result of the occurrence of an event or transaction which requires the New Series A
          Preferred Stock to be convertible solely into shares of common stock)

unless full cumulative dividends, if any, on all outstanding shares of Parity Preferred Stock shall have been paid in full in cash or set apart for payment in cash through the most recent applicable dividend payment date for such Parity Preferred Stock.

          (iii) So long as any shares of the New Series A Preferred Stock are outstanding, (A) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Common Stock made to the holders of Common Stock), Permitted Junior Preferred or any other stock of the Corporation ranking junior to the New Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding-up unless such dividends are Permitted Common Dividends or Permitted Junior Dividends and (B) no Common Stock, Permitted Junior Preferred or any other such stock of the Corporation ranking junior to the New Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the full cumulative dividends, if any, on all outstanding shares of the New Series A Preferred Stock and any Parity Preferred Stock shall have been paid in full in cash or set apart for payment in cash through the most recent Dividend Payment Date and the most recent dividend payment dates with respect to any Parity Preferred Stock.

          3.   Liquidation Rights.

          (a) Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (but not including a liquidation which is a merger where the Corporation is the surviving corporation and the capital stock of the Corporation has been unchanged or a merger which is a Permitted Merger (as defined in Section 1(d)(ii)(A) hereof)), before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of Common Stock, Permitted Junior Preferred or any other series or class or classes of stock of the Corporation ranking junior to the New Series A Preferred Stock and the Parity Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of New Series A Preferred Stock and the holders of any class or series of Parity Preferred Stock entitled to a liquidation preference in such transaction or event shall be entitled to receive liquidation payments according to the following priorities (unless such priorities are waived, as provided below in this Section 3(a)):

     First,

          (i) if such liquidation, dissolution or winding up occurs on or after April 1, 2001, the holders of the shares of New Series A Preferred Stock shall receive $100 per share and the holders of shares of such Parity Preferred Stock shall receive the applicable Stated Liquidation Value per share of such Parity Preferred Stock then outstanding; and

          (ii) if such liquidation, dissolution or winding up occurs before April 1, 2001, (A) the holders of shares of New Series A Preferred Stock shall receive an amount equal to the Redemption Price that would have been payable if the Corporation had elected to redeem such holder's shares of New Series A Preferred Stock pursuant to Section 4(a) hereof on the date of such liquidation, dissolution or winding up, and if such liquidation, dissolution or winding up occurs during the period prior to April 1, 1995, an amount equal to the Redemption Price that would be payable if the Corporation elected to redeem such shares pursuant to Section 4(a) hereof during the period for April 1, 1995 through March 31, 1996, except that in calculating such Redemption Price under Section 4(a), the relevant amount (i.e., $104.80) which is otherwise to be used under Section 4(a) shall be increased by an additional $0.80 for each twelve months (or fraction thereof) prior to April 1, 1995, disregarding for such purposes any prohibitions or restrictions or redemption contained in Section 4(a) hereof and (B) the holders of shares of such Parity Preferred Stock shall receive the applicable Stated Liquidation Value per share of Parity Preferred Stock then outstanding or a per share liquidation amount (excluding accumulated and unpaid dividends) such as that provided in this clause (ii) with respect to the

     New Series A Preferred Stock; and then after all amounts under this part First have been so paid,

     Second,

          (iii)  The holders of shares of New Series A
     Preferred Stock and the holders of shares of such Parity Preferred Stock shall each receive an amount equal to full cumulative unpaid dividends with respect to their respective shares through and including the date of final distribution to such holders, but such holders shall not be entitled to any further payment.

          No payment (in either of the First step or Second step provided above), whether pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii) hereof, on account of any liquidation, dissolution or winding up of the Corporation shall be made to the holders of any class or series of such Parity Preferred Stock or to the holders of New Series A Preferred Stock unless there shall likewise be paid at the same time to the holders of the New Series A Preferred Stock and the holders of all classes or series of such Parity Preferred Stock like proportionate amounts of the same payments (at the same level, i.e., as the First step or the Second step above), such proportionate amounts to be determined ratably in proportion to the full amounts to which the holders of all outstanding shares of New Series A Preferred Stock and the holders of all outstanding shares of such Parity Preferred Stock are respectively entitled (in either the First step or the Second step, as the case may be) with respect to such distribution. A holder of shares of New Series A Preferred Stock may elect to waive receiving any payment under this
Section 3(a) with respect to a liquidation, dissolution or winding up of the Corporation by giving written notice of such waiver to the Corporation, provided that such notice is given within ten days after notice is given to such holder under Section 3(c) hereof.

          (b) Junior Stock. After payment shall have been made in full to the holders of New Series A Preferred Stock and to the holders of such Parity Preferred Stock as provided in this Section 3 hereof upon any liquidation, dissolution or winding up of the Corporation, any other series or class or classes of stock, ranking junior to the New Series A Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up, and the holders of

New Series A Preferred Stock and the holders of such Parity
Preferred Stock shall not be entitled to share therein.

          (c) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein), to the holders of record of the New Series A Preferred Stock at their respective addresses as the same shall appear on the stock register of the Corporation.

          4.   Redemption.

          (a) Optional Redemption. Subject to the other provisions of this Section 4, the Corporation may at any time on or after April 1, 1995, redeem, at the Corporation's option and out of funds legally available therefor, any or all shares of New Series A Preferred Stock during the twelve month periods (the "Redemption Periods") and at the per share redemption prices set forth below (each a "Redemption Price"), plus an amount equal to full cumulative dividends thereon through and including the date of redemption:

Twelve month period beginning      Redemption Price per share

     April 1, 1995                           $104.80
     April 1, 1996                           $104.00
     April 1, 1997                           $103.20
     April 1, 1998                           $102.40
     April 1, 1999                           $101.60
     April 1, 2000                           $100.80
     April 1, 2001 and thereafter            $100.00

Upon surrender, in accordance with the notice provided under
Section 4(b) hereof, of the certificate for any shares of New Series A Preferred Stock so redeemed (duly endorsed or accompanied by appropriate instruments of transfer), each holder of record of such shares shall be entitled to receive in cash the Redemption Price, without interest, for each share redeemed from such holder plus an amount in cash equal to full cumulative dividends on such shares through and including such date of redemption. If less than all the outstanding shares of New Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed pro rata from all holders of then outstanding shares of New Series A Preferred Stock. In case fewer than all the shares represented by any share certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. The Corporation shall not be permitted to redeem shares of New Series A Preferred Stock under this Section 4(a) unless the Corporation pursuant to such redemption, simultaneously redeems either (x) at least 10,000 shares of New Series A Preferred Stock or (y) all of the then outstanding shares of New Series A Preferred Stock. Notwithstanding any provision of this Section 4, the Corporation shall not redeem any shares of New Series A Preferred Stock pursuant to Section 4(a) unless either (x) full cumulated dividends accrued as of the then most recent Dividend Payment Date have been paid in full or (y) all of the then outstanding shares of New Series A Preferred Stock are simultaneously redeemed.

          (b)  Notice of Optional Redemption.  The
Corporation will provide written notice of any redemption of shares of New Series A Preferred Stock under Section 4(a) hereof to holders of record of the New Series A Preferred Stock not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such redemption. Each such notice shall state, as appropriate, the following:

          (i)  the redemption date (which shall be a Business
     Day);

         (ii)  the number of shares of New Series A Preferred
     Stock to be redeemed and, if less than all the shares held by any holder are to be redeemed the number of such shares to be redeemed from each holder;

        (iii)  the Redemption Price;

         (iv) the place or places where certificates for such shares are to be surrendered for redemption; and

          (v) the amount equal to full cumulative dividends payable per share of New Series A Preferred Stock to be redeemed to and including such redemption date, and that dividends on shares of New Series A Preferred Stock to be redeemed will cease to accrue on such redemption date unless the Corporation shall default in payment of the full redemption payment.

          (c) Mandatory Redemption. Upon the occurrence of any Change of Control Event, each holder of a share of New Series A Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem such holder's shares of New Series A Preferred Stock in whole or in part at a price (the "Mandatory Redemption Price") equal to the greater of

          (i)  the sum of

          (A) an amount equal to full cumulative dividends thereon through and including such redemption payment date, plus

          (B) an amount equal to the Redemption Price that would have been payable if the Corporation had elected to redeem such holder's shares of New Series A Preferred Stock pursuant to Section 4(a) hereof on the date such holder gives notice to the Corporation under Section 4(d) hereof of such holder's exercise of its option to require a redemption under this Section 4(c), and if such notice is given by a holder under Section 4(d) hereof during the period prior to April 1, 1995, an amount equal to the Redemption Price that would be payable if the Corporation elected to redeem such shares pursuant to Section 4(a) hereof during the period from April 1, 1995 through March 31, 1996, except that in calculating such Redemption Price under Section 4(a), the relevant amount (i.e., $104.80) which is otherwise to be used under Section 4(a) shall be increased by an additional $0.80 for each twelve months (or fraction thereof) prior to April 1, 1995, disregarding for such purposes any prohibitions or restrictions on redemption contained in Section 4(a) hereof; or

          (ii) the sum of

          (A) the product of (x) the greater of (1) the Market Price (as defined in Section 6(g) hereof) per share of Common Stock on the date such holder gives notice to the Corporation under Section 4(d) hereof of such holder's exercise of its option to require a redemption under this Section 4(c) or (2) the price per share of Common Stock received by any other stockholder of the Corporation in one or more series of related transactions resulting in such Change of Control Event, multiplied by (y) the number of Common Shares (as defined in Section 6 hereof) then obtainable upon conversion of such holder's shares of New Series A Preferred Stock to be redeemed, plus

          (B) any Distributions on Common Stock (together with any earnings while escrowed) set aside pursuant to
     Section 6(b) hereof in respect of the New Series A Preferred Stock to be redeemed (to the extent such escrowed amount has not been previously distributed to the holder of such New Series A Preferred Stock).

Such option under this Section 4(c) shall be exercised by written notice to the Corporation under Section 4(d) hereof given at any time from and after the thirtieth (30th) day before such Change of Control Event through the ninetieth
(90th) day after such Change of Control Event (or, if later, through the ninetieth (90th) day after such holder receives written notice from the Corporation of such Change of Control Event). Promptly (and in any event within ten (10) days) after the occurrence of any Change of Control Event, and not more than forty-five (45) days before such Change of Control Event, the Corporation shall give written notice to each holder of a share of New Series A Preferred Stock notifying each such holder of the occurrence of such Change of Control Event and informing each such holder of its right to exercise an option to require a redemption under this Section 4(c).

          (d) Notice of Mandatory Redemption. In order to exercise its rights to require a redemption under Section 4(c) hereof, a holder requiring such redemption shall send to the Corporation a written notice demanding redemption under
Section 4(c) hereof and specifying the date of such redemption (which shall not be less than five (5) days after receipt of such notice by the Corporation, but in no event earlier than such Change of Control Event, except that such date may be the same date as a Change of Control Event (whether or not a Business Day) if requested by the holder); except that in the event that prior to the date fixed for mandatory redemption by any holder of shares of New Series A Preferred Stock pursuant to this Section 4(d) (the "Put"), the Corporation gives notice of optional redemption to such holder pursuant to Section 4(b) hereof (the "Call"), to the extent that:

          (i) the Call concerns a greater number of such holder's shares of New Series A Preferred Stock than the Put, the Corporation shall be entitled to exercise the optional redemption for all such shares subject to such Call; and

         (ii) the Put concerns a greater number of shares of such holder's shares of New Series A Preferred Stock than the Call, the Corporation shall be entitled to exercise the optional redemption for all shares which are subject to the Call, and after such optional redemption by the Corporation, the holder may continue to exercise its rights pursuant to the Put.

          (e)  Redemption Funds.  On the date of any
redemption being made pursuant to Section 4(a), the

Corporation may, without releasing the Corporation from any of its obligations hereunder, deposit for the benefit of the holders of shares of New Series A Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the City of New York or in the City of Boston, in either case having a capital and surplus of at least $100,000,000; provided, (i) that such bank or trust company shall then pay the full redemption amounts as provided for hereunder to the holders of shares of New Series A Preferred Stock and (ii) at least ten (10) days prior to such redemption date, the Corporation shall give the holders written notice containing the full particulars regarding the location of the funds for the redemption payments and the use of this Section 4(e). Any moneys so deposited by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of New Series A Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Redemption Price. Notwithstanding the foregoing, however, to the extent that the Corporation is required under the abandoned property laws of any jurisdiction to escheat any redemption funds held in trust for the benefit of any holder, the Corporation shall be absolved of any further obligation or liability to such holder to the full extent provided by any such laws. In the event that moneys are deposited pursuant to this subsection
(e) in respect of shares of New Series A Preferred Stock that are converted in accordance with the provisions of Section 5, such moneys shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this subsection (e) shall be paid from time to time to the Corporation for its own account.

          (f) Failure to Redeem. In the event that on any date for redemption pursuant to Section 4(c) hereof, the Corporation, for whatever reason, is unable to, or does not, pay in full the Mandatory Redemption Price or other amounts due to any holder or holders of shares of New Series A Preferred Stock, then (without releasing the Corporation from its obligations under Section 4(c) hereof), the amount paid by the Corporation to all holders of shares of New Series A Preferred Stock pursuant to Section 4(c) hereof who send written notices to the Corporation pursuant to Section 4(d) hereof within thirty (30) days of each other, shall be allocated among all such holders of shares of New Series A Preferred Stock in proportion, as nearly as practicable, to the respective number of shares of New Series A Preferred Stock then held by each such holder; provided, that in the event that the amount so allocable to any such holder would exceed the amount to be received by such holder pursuant to such holder's notice, then any such excess shall be allocated to the other remaining holders of shares of New Series A Preferred Stock requesting redemption; provided, further, however, that in the event a holder of New Series A Preferred Stock makes an election to adjust the then current conversion price pursuant to Section 6(h)(y) hereof, the Corporation shall have no obligation to pay the Mandatory Redemption Price under Section 4(c) hereof with respect to such shares.

          (g)  Rights After Redemption.  If notice of
redemption shall have been duly given under Section 4(b) or
Section 4(d), and if on or before the redemption date funds necessary for the redemption of the shares of New Series A Preferred Stock to be redeemed shall have been set aside pursuant to Section 4(e) hereof, then notwithstanding that any certificate representing any shares of New Series A Preferred Stock so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue from and after the date of redemption and all rights with respect to the shares of New Series A Preferred Stock so called for redemption shall forthwith after such redemption date cease, except only the right of the holder to receive the Redemption Price plus an amount equal to full cumulative dividends thereon through and including the date of redemption (or the Mandatory Redemption Price, as the case may be). Any share of New Series A Preferred Stock which has been redeemed under
Section 4(a) or 4(c) hereof, as to which all amounts payable thereunder have been paid in full in cash (or set aside for payment in cash pursuant to Section 4(e) hereof), shall be retired and restored to the status of authorized but unissued Preferred Stock of the Corporation (which Preferred Stock remains subject to the restrictions set forth in Section 1(c) hereof and which may not be reissued as New Series A Preferred Stock).

          (h) No Selective Repurchase Offers. Neither the Corporation nor any of its subsidiaries shall repurchase any outstanding shares of New Series A Preferred Stock unless the Corporation either (i) offers to purchase all of the then outstanding shares of New Series A Preferred Stock or (ii) offers to purchase shares of New Series A Preferred Stock from the holders in proportion to the respective number of shares of New Series A Preferred Stock held by each holder accepting such offer; provided, that this Section 4(h) shall not apply to any shares of New Series A Preferred Stock which are sold or transferred either in a public offering pursuant to a registration statement under Section 6 of the Securities Act of 1933, as amended or pursuant to Rule 144 (but only if sold in "brokers' transactions" under Rule 144(g) as in effect on April 14, 1992). In any such repurchase by the Corporation, if all shares of such New Series A Preferred Stock are not being repurchased, then the number of shares of such New Series A Preferred Stock offered to be repurchased shall be allocated among all shares of such New Series A Preferred Stock held by holders which accept the Corporation's repurchase offer so that such shares of New Series A Preferred Stock are repurchased from such holders in proportion to the respective number of such shares of New Series A Preferred Stock held by each such holder which accepts the Corporation's offer (or in such other proportion as agreed by all such holders who accept the Corporation's offer). Nothing in this Section 4(h) shall (i) obligate a holder of shares of New Series A Preferred Stock to accept the Corporation's repurchase offer or (ii) prevent the Corporation from redeeming shares of New Series A Preferred Stock in accordance with the terms of (and this Section 4(h) shall not apply to) Sections 4(a) through 4(g) hereof.

          5.   Conversion.

          (a) General. Each holder of a share of New Series A Preferred Stock shall have the right, at the option of such holder, at any time to convert, upon the terms and provisions of this Section 5, one or more shares of New Series A Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof (such shares, the "Common Shares"). Such conversion of shares of New Series A Preferred Stock to Common Shares shall be made at a conversion rate of one share of New Series A Preferred Stock for a number of Common Shares equal to (x) $100 divided by
(y) the then current conversion price, as further described below. Every share of New Series A Preferred Stock shall continue to be convertible, in whole or in part, even though the Corporation or a holder may have given notice of redemption with respect to such share of New Series A Preferred Stock or any part thereof pursuant to Section 4 hereof, so long as such share of New Series A Preferred Stock and the holder's election to convert shall have been delivered to the Corporation's transfer office pursuant to

Section 5(c) hereof five (5) Business Days prior to the date fixed for such redemption. The Common Shares issuable upon conversion of the shares of New Series A Preferred Stock, when such Common Shares shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Shares held by the holders thereof.

          (b) Reference to "Conversion". For convenience, the conversion pursuant to this Section 5 of all or a part of the shares of New Series A Preferred Stock into Common Shares is herein sometimes referred to as the "conversion" of the shares of New Series A Preferred Stock.

          (c) Surrender, Election and Payment. Each share of New Series A Preferred Stock may be converted by the holder thereof, in whole or in part, during normal business hours on any Business Day by surrender of the share of New Series A Preferred Stock, accompanied by written evidence of the holder's election to convert the preferred share of New Series A Preferred Stock or portion thereof, to the Corporation at its office designated pursuant to Section 8 hereof (or, if such conversion is in connection with an underwritten public offering of Common Shares, at the location at which the underwriting agreement requires that such Common Shares (or shares of New Series A Preferred Stock) be delivered). Payment of the conversion price for the Common Shares specified in such election shall be made by applying an aggregate number of shares of New Series A Preferred Stock equal to the number obtained by dividing (x) the number of Common Shares specified in such election by (y) the amount obtained by dividing (A) 100 by (B) the then current conversion price. Such holder shall thereupon be entitled to receive the number of Common Shares specified in such election (plus cash in lieu of any fractional share as provided in Section 5(j) hereof).

          (d) Effective Date. Each conversion of a share of New Series A Preferred Stock pursuant to Section 5(c) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such share of New Series A Preferred Stock shall have been surrendered to the Corporation as provided in Section 5(c) hereof (except that if such conversion is in connection with an underwritten public offering of Common Shares, then such conversion shall be deemed to have been effected upon such surrender), and such conversion shall be at the current conversion price in effect at such time. On each such day that the conversion of a share of New Series A Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for Common Shares are issuable upon such conversion, as provided in Section 5(e) hereof, shall be deemed to have become the holder or holders of record of such Common Shares.

          (e)  Share Certificates.  As promptly as
practicable after the conversion of a share of New Series A Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Common Shares, in which event concurrently with such conversion), the Corporation as its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of Common Shares to which such holder shall be entitled upon such conversion on the effective date of such conversion plus cash in lieu of any fractional shares as provided in Section 5(j) hereof.

          (f) Retirement of Converted Shares. Any share of New Series A Preferred Stock which has been converted under
Section 5 hereof shall be retired and restored to the status of authorized but unissued Preferred Stock of the Corporation (which Preferred Stock remains subject to the restrictions set forth in Section 1(c) hereof and which may not be reissued as New Series A Preferred Stock).

          (g)  Payment of Dividends.  Within five (5)
Business Days after receipt of any share of New Series A Preferred Stock and an election to convert all or a portion of such share of New Series A Preferred Stock under Section 5(c) hereof, the Corporation will pay, out of funds legally available therefor, to the holder of such share of New Series A Preferred Stock in cash an amount equal to full cumulative dividends accrued to the effective date of conversion of such shares of New Series A Preferred Stock.

          (h)  Current Conversion Price.  The term
"conversion price" shall mean initially, subject to adjustment, the lesser of (i) $21.00 per Common Share or (ii) an amount equal to the conversion price per Common Share (as defined in the Existing Series A Certificate) of the Existing Series A Preferred Stock pursuant to the terms of the Existing Series A Certificate (as in effect on the close of business on August 11, 1992) taking into account any and all adjustments to such conversion price required to be made by the terms of such Existing Series A Certificate. For purposes of this Section 5(h), such initial conversion price shall be deemed to have become effective at the close of business on August 11, 1992 but shall be subject to adjustment as set forth in Section 6 hereof. The term "current conversion price" as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time.
In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser or greater amount shall be carried forward and shall be considered at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount to $0.01 per Common Share or more and provided that to the extent that at the close of business on August 11, 1992, there are any carried forward adjustments under the Existing Series A Preferred Stock which were required to be carried forward by the Corporation pursuant to Section 5(h) of the Existing Series A Certificate, adjustments in the same amount as such carried forward adjustments shall be made to the conversion price hereunder at the time of (and together with) the first adjustment to the conversion price hereunder which, together with such adjustments and any other adjustments to be carried forward hereunder, shall amount to $0.01 per Common Share or more.

          (i) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of authorized but unissued the maximum number of shares of Common Stock into which all shares of New Series A Preferred Stock from time to time outstanding are convertible, but shares of Common Stock held in the treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of New Series A Preferred Stock.

          (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of New Series A Preferred Stock, but, in lieu of any fraction of a Common Share which would otherwise be issuable in respect of the aggregate number of shares of New Series A Preferred Stock surrendered by the holder thereof for conversion, the holder shall have the right to receive an amount in cash equal to the same fraction of the current Market Price (as defined below) on the effective date of the conversion of such shares of New Series A Preferred Stock.

          6.  Adjustment to Conversion Price.

          The Conversion Price shall be adjusted, from time to time, as follows:

          (a)  Adjustments for Stock Dividends,
Recapitalizations, Etc. In case the Corporation shall, after August 11, 1992, (w) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock, (x) subdivide the outstanding shares of its Common Stock, (y) combine the outstanding shares of its Common Stock into a smaller number of shares, or (z) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Corporation, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a share of New Series A Preferred Stock were to convert such share of New Series A Preferred Stock in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such share of New Series A Preferred Stock been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this
Section 6.  An adjustment made pursuant to this subsection
(a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (b)  Adjustments for Certain Other Distributions.
In case the Corporation shall, after April 15, 1992, fix a record date for the making of a distribution to holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of

          (i)  assets (but not including Non-Dilutive
     Dividends), including Dilutive Dividends,

         (ii)  evidences of indebtedness or other securities
     (except for its Common Stock) of the Corporation or of any entity other than the Corporation, or

        (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable

(all such distributions referred to in clauses (i), (ii) and (iii) being hereinafter collectively referred to as "Distributions on Common Stock"), the Corporation shall set aside in an escrow reasonably acceptable to the holders of a majority of the shares of New Series A Preferred Stock then outstanding, and with respect to cash, suitably invested for the benefit of the holders of shares of New Series A Preferred Stock, the Distribution on Common Stock to which they would have been entitled if they had converted all of the shares of New Series A Preferred Stock held by them for the Corporation's Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock (or with respect to Distributions on Common Stock occurring before August 12, 1992, the Distribution on Common Stock to which they would have been entitled if shares of New Series A Preferred Stock had been issued to them as of such date (and as if this Certificate of Designations had been in effect as of such date) and if they had converted such shares held by them for the Corporation's Common Stock immediately prior to such record date) and any such Distribution on Common Stock (together with any earnings while escrowed) shall thereafter be distributed (unless any of the subscription rights, option or warrants referred to in clause (iii) above terminate or expire in accordance with their terms prior to their distribution out of such escrow) from time to time out of such escrow to persons converting shares of New Series A Preferred Stock (immediately upon conversion) and to any holder of shares of New Series A Preferred Stock which are being redeemed pursuant to Section 4 hereof (immediately upon such redemption) to the extent such Distribution on Common Stock relates to the portion of the shares of New Series A Preferred Stock then being converted or redeemed, as the case may be; provided, that in the event that full cumulative dividends on all outstanding shares of the New Series A Preferred Stock shall not have been paid in full in cash or set aside for payment in cash through any Dividend Payment Date occurring while any Distributions on Common Stock are held in escrow pursuant to this Section 6(b), then the Corporation shall promptly declare a mandatory dividend per share of New Series A Preferred Stock, out of funds legally available therefor, of such Distributions on Common Stock held in escrow in respect of each share of New Series A Preferred Stock. Written notice of any such dividend shall be provided to each holder of New Series A Preferred Stock at least 10 days prior to the payment thereof. Any holder of New Series A Preferred Stock may waive the right to receive such dividend by giving written notice of such waiver to the Corporation prior to the payment thereof. Any holder who does not elect to so waive the right to receive such dividend shall (i) upon receipt thereof be deemed to waive any right thereafter to receive upon conversion of such shares of New Series A Preferred Stock such Distributions on Common Stock distributed in such dividend and (ii) shall as a condition to receipt of such dividend submit the certificate or certificates representing such shares of New Series A Preferred Stock to the Corporation for the imposition thereon of a legend conspicuously noting the waiver pursuant to clause (i) hereof of the right to receive such Distributions on Common Stock upon conversion of such shares of New Series A Preferred Stock. Any such mandatory dividend of such Distribution on Common Stock shall not modify, affect or restrict the rights of such holder to receive any dividends or distributions under, or reduce the amount of dividends or distributions payable pursuant to, Section 2 hereof.

          (c) Adjustments for Issuances of Additional Stock. Subject to the exceptions referred to in Section 6(e) hereof, in case the Corporation shall at any time or from time to time after August 11, 1992 issue any additional shares of the Corporation's Common Stock ("Additional Common Stock"), for a consideration per share either (I) less than the then current Market Price per share of the Corporation's Common Stock (determined as provided in Section 6(g) hereof), immediately prior to the issuance of such Additional Common Stock (except as provided in Section 6(g) hereof), or (II) without consideration, then (in the case of either clause (I) or (II)), and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price equal to the price determined by multiplying such current conversion price by a fraction, of which

          (1) the numerator shall be (i) the number of shares of the Corporation's Common Stock outstanding immediately prior to such issuance of the Additional Common Stock plus (ii) the number of shares of the Corporation's Common Stock which the aggregate amount of consideration, if any, received by the Corporation upon such issuance of the Additional Common Stock would have purchased at the then current Market Price per share of the Corporation's Common Stock with respect to each issuance, and

          (2) the denominator shall be (i) the number of shares of the Corporation's Common Stock outstanding immediately prior to the issuance of the Additional
     Common Stock plus (ii) the number of shares of such issuance of Additional Common Stock;

provided, however, that such adjustment shall be made only if such adjustment results in a current conversion price less than the current conversion price in effect immediately prior to the issuance of such Additional Common Stock. The

Corporation may, but shall not be required to, make any adjustment of the current conversion price if the amount of such adjustment shall be less than one percent (1%) of the current conversion price immediately prior to such adjustment, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of (and together with) the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than one percent (1%) of the current conversion price immediately prior to such adjustment; provided that to the extent that at the close of business on August 11, 1992, there are any carried forward adjustments under the Existing Series A Preferred Stock which were required to be carried forward by the Corporation pursuant to Section 6(h) of the Existing Series A Certificate, adjustments in the same amount as such carried forward adjustments shall be made to the conversion price hereunder at the time of (and together with the first adjustment to the conversion price hereunder which, together with such adjustments and any other adjustments to be carried forward hereunder, shall amount to not less than one percent (1%) of the current conversion price immediately prior to such adjustments.

          (d)  Certain Rules in Applying the Adjustment for
Additional Stock Issuances. For purposes of any adjustment as provided in Section 6(c) hereof, the following provisions shall also be applicable:

          (1) Cash Consideration. In case of the issuance of Additional Common Stock for cash, the consideration received by the Corporation therefor shall (subject to the last sentence of Section 6(g) hereof) be deemed to be the cash proceeds received by the Corporation for such Additional Common Stock.

          (2)  Non-Cash Consideration.  In case of the
     issuance of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Corporation shall be deemed to be the value of such consideration at the time of its receipt by the Corporation as determined in good faith by the Board of Directors (subject to the last sentence of Section 6(a) hereof), except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Corporation (or where such obligations are otherwise converted into shares of the Corporation's Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Corporation receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sale price regular way) as of the close of the day immediately preceding the date of their receipt by the Corporation (subject to the last sentence of Section 6(a) hereof).

          (3) Options, Warrants, Convertibles, Etc. In case of the issuance, whether by distribution or sale to holders of its Common Stock (other than Distributions on Common Stock) or to others, by the Corporation of (i) any security (other than the shares of New Series A Preferred Stock) that is convertible into Common Stock or (ii) any rights, options or warrants to purchase the Corporation's Common Stock (except as stated in Section 6(e) hereof), if inclusion thereof in calculating adjustments under this Section 6 would result in a current conversion price lower than if excluded, the Corporation shall be deemed to have issued, for the consideration described below, the number of shares of the Corporation's Common Stock into which such convertible security may be converted when first convertible, or the number of shares of the Corporation's Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of
     Section 6(c) hereof). The consideration deemed to be received by the Corporation at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 6(d)(1) and (2) hereof plus (x) any consideration or adjustment payment to be received by the Corporation in connection with such conversion or, as applicable, (y) the aggregate price at which shares of the Corporation's Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock, an aggregate option price bearing the same relation to the market value of the subject Common Stock at the time such rights, options or warrants were granted). If, subsequently, (1) such number of shares into which such convertible security is convertible, or which are deliverable upon the exercise of such rights, options or warrants, is increased or (2) the conversion or exercise price of such convertible security, rights, options or warrants is decreased, then the calculations under the preceding two sentences (and any resulting adjustment to the current conversion price under Section 6(c) hereof) with respect to such convertible security, rights, options or warrants, as the case may be, shall be recalculated as of the time of such issuance but giving effect to such changes (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance). On the expiration or termination of such rights, options or warrants, or rights to convert, the conversion price hereunder shall be readjusted (up or down as the case may be) to such current conversion price as would have been obtained had the adjustments made with respect to the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of the Corporation's Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities and at the actual exercise or conversion prices (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance).

          (4) Number of Shares Outstanding. The number of shares of the Corporation's Common Stock as at the time outstanding shall exclude all shares of the Corporation's Common Stock then owned or held by or for the account of the Corporation but shall include the aggregate number of shares of the Corporation's Common Stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 6(d)(3) and 6(e) hereof; provided, that to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of the Corporation's Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, warrants, options or conversion privileges or the prior cancellation thereof.

          (e)  Exclusions from the Adjustment for Additional
Stock Issuances. No adjustment of the current conversion price under Section 6(c) hereof shall be made as a result of or in connection with:

          (1) the issuance of shares of Common Stock upon conversion of the shares of New Series A Preferred Stock or the Convertible Debentures or the Parity Preferred Stock (or the issuance of any shares of New Series A Preferred Stock or any Parity Preferred Stock); or

          (2) the issuance of shares of Junior Preferred Stock, Common Stock, cash or other securities pursuant to the Corporation's Shareholder Rights Plans or rights issued thereunder, provided Section 1(c) hereof is complied with;

          (3)  the issuance of the Corporation's Common Stock
     (x) to the Corporation's stock purchase plans or other similar compensation or benefit plans, in each case the beneficiaries of which are officers, directors or employees of the Corporation or (y) to officers, directors and employees of the Corporation or its subsidiaries (or the grant to or exercise by any such persons of options, warrants or rights to purchase or acquire Common Stock), all (under the preceding clause
     (x) or (y)) pursuant to the Corporation's employment agreements, stock option, stock incentive and stock purchase plans approved by the Corporation's Board of Directors; provided, that the aggregate number of shares of Common Stock which have been issued in any fiscal year commencing after January 25, 1992 (or are subject to outstanding warrants, options or other rights which have been issued or granted in any fiscal year commencing after January 25, 1992) at any time (excluding shares, options, warrants or rights referred to in clause (4) below) shall not exceed 3.5% of the number of shares of Common Stock outstanding at the beginning of the fiscal year (commencing after January 25, 1992) in which such shares or options, warrants or rights were granted (the "Allowable Shares"); provided, further, that the number of Allowable Shares during any one fiscal year may be increased by

          (i) any unissued shares of Common Stock subject to any cancelled, terminated or forfeited option, warrant or right which was outstanding on April 15, 1992 or any forfeited shares which were outstanding on April 15, 1992,

          (ii) any unissued shares of Common Stock subject to any cancelled, terminated or forfeited option, warrant or right granted in any fiscal year commencing after January 25, 1992 or any forfeited shares so granted (without duplication as to any shares of Common Stock referred to in clause (i) above) and

          (iii) any Allowable Shares from a preceding fiscal year (but after January 25, 1992) which Allowable Shares were not issued or otherwise subject to issuance pursuant to any options, warrants or rights granted during any fiscal year commencing after January 25, 1992;

     provided, further, that any shares of Common Stock referred to in clauses (i), (ii) or (iii) above which are thereafter issued or are subject to any options, warrants or rights granted in such fiscal year in excess of the amount of Allowable Shares permitted to be issued and granted in any fiscal year under this Section 6(e)(3) shall not be considered Allowable Shares in any subsequent fiscal year; and provided, further, there shall be an adjustment as provided in Section 6(c) hereof to the extent the Corporation has issued options, warrants or rights to purchase Common Stock or shares of Common Stock to such plans, officers, directors and employees of the Corporation or its subsidiaries in any fiscal year in excess of the Allowable Shares (as may be increased in accordance with this Section 6(e)(3)); and

          (4) the issuance of shares of Common Stock upon exercise of options, warrants and rights to purchase or acquire Common Stock which options, warrants and rights are issued and outstanding as of April 15, 1992 and which were issued pursuant to the Corporation's employment agreements, stock option, stock incentive and stock purchase plans approved by the Corporation's Board of Directors.

          (f) Accountants' Certification. Whenever the current conversion price is adjusted as provided in this
Section 6, the Corporation will promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation) setting forth the current conversion price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and will mail to the holders of the shares of New Series A Preferred Stock a copy of such certificate from such firm of independent public accountants.

          (g)  Determination of Market Price.  For the
purpose of any computation under this Section 6, the current

"Market Price" per share of the Corporation's Common Stock on any date shall be deemed to be the average of the daily closing prices for the ten (10) consecutive trading dates commencing twelve (12) trading days before such date (subject to the last three sentences of this Section 6(g)). The closing price for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Corporation's Common Stock is listed or admitted to trading, or if the Corporation's Common Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System Level I, or comparable system. If the closing price cannot be so determined, then the Market Price shall be determined:

     (x) by the written agreement of the Corporation and the holders of shares of New Series A Preferred Stock representing a majority of the Common Shares then obtainable from the conversion of outstanding shares of New Series A Preferred Stock, or

     (y) in the event that no such agreement is reached within twenty (20) days after the event giving rise to the need to determine the Market Price, by the agreement of two arbitrators, one of whom shall be selected by the Corporation and the other of whom shall be selected by such majority holders or

     (z) if the two arbitrators so selected fail to agree within twenty (20) days, by a third arbitrator selected by the mutual agreement of the other two (with all costs and expenses of any arbitrators to be paid by the Corporation).

The Corporation shall cooperate, and shall provide all necessary information and assistance, to permit any determination under the preceding clauses (x), (y) or (z).
If the Corporation conducts an underwritten public offering of the Corporation's Common Stock, and if such public offering raises at least $5,000,000 of net proceeds to the Corporation and/or selling stockholders thereunder, then for purposes of Section 6(c) hereof the Corporation shall be deemed to have issued such shares of its Common Stock sold in such underwritten public offering for a consideration per share equal to the then current Market Price per share. If at a time when the current Market Price per share of the

Common Stock can be determined pursuant to the first two sentences of this Section 6.4(g), the Corporation issues any of its Common Stock in a private placement without registration under Section 5 of the Securities Act (and such shares of Common Stock are not so registered at any time within six (6) months after the issuance of such Common Stock) at a purchase price per share which yields the Corporation a Net Price equal to or in excess of ninety percent (90%) of the Market Price per share (as would otherwise be determined under the first two sentences of this paragraph (g) on the trading date immediately preceding such issuance (or the date the price for such placement is determined, provided the closing occurs within thirty (30) days after such date), then for purposes of Section 6.4(c) hereof the Corporation shall be deemed to have sold such shares of its Common Stock in such private placement at their Market Price per share; the "Net Price" shall be calculated, on a per share basis, after deducting all brokers', dealers', placement agents' and underwriters' fees and commissions and any other expenses borne by the Corporation or its subsidiaries in connection with such placement which expenses, if such proceeds were raised in a public offering, would be required to be disclosed in Part II of a registration statement under Section 5 of the Securities Act. With respect to issuances of Additional Common Stock in connection with an acquisition of the assets of a business or of capital stock of a business or a merger with a corporation where the Corporation is the surviving entity, the then current Market Price per share of Additional Common Stock issued by the Corporation to make such acquisition or consummate such merger shall be determined as of the earlier of the date when a binding letter of commitment or a binding agreement with respect thereto was executed and delivered by the Corporation, and the assets or capital stock being acquired by the Corporation in exchange for the issuance of such Additional Common Stock shall be deemed to be equal to such then current Market Price; provided that (x) the closing of such transaction occurs no later than three (3) months after such date, and (y) the use of such Common Stock was approved, authorized and/or ratified by the Board of Directors of the Corporation on or before the delivery of the acquisition agreements and the amount of such Additional Common Stock was deemed by the Board to be equal (together with other consideration paid by the Corporation in such transaction) to the fair value of the assets or capital stock being acquired.

          (h) Special Adjustments. The current conversion price with respect to a share of New Series A Preferred Stock shall be adjusted downward to a price equal to the greater of the then Market Price per Common Share or $3.50:

     (x) automatically upon the occurrence of a Control Adjustment Event except with respect to any shares of New Series A Preferred Stock as to which the Corporation shall have previously issued a Call and which shares shall have been redeemed in accordance with such Call; or

     (y) upon the election (made in writing by notice to the Corporation at any time after the date set for redemption in the notice provided under Section 4(d) hereof) of the holder of such share of New Series A Preferred Stock, in lieu of receiving the Mandatory Redemption Price if the Corporation is required to pay the Mandatory Redemption Price to such holder of such share of the New Series A Preferred Stock and does not pay such Mandatory Redemption Price within ten (10) days after the Corporation is to make such payment under Section 4(c) hereof;

provided that, in no event shall the then current conversion price be increased by this Section 6(h).

          (i) April 15, 2007 Adjustment. On April 15, 2007, the then current conversion price shall be adjusted downward to a price equal to an amount which is equal to the product of (x) the Market Price times (y) 1.20; provided, that for purposes of this Section 6(i), "Market Price" shall be determined under Section 6(g) hereof but in applying Section 6(g) to this Section 6(i) the daily closing prices shall be averaged for the thirty (30) trading days preceding April 15, 2007 in applying the first sentence of Section 6(g); provided, further, that in no event shall the current conversion price be increased by this Section 6(i) and in no event shall the current conversion price be reduced to an amount less than $7.00; provided, further, that any other adjustments under this Section 6 occurring on such day shall be made assuming the current conversion price at the start of business on such day had been reduced pursuant to this
Section 6(i).

          (j)  Antidilution Adjustments under other
Securities. Without limiting any other rights available hereunder to the holders of shares of New Series A Preferred
Stock, if there is an antidilution adjustment

          (x) under any security which is convertible into Common Stock of the Corporation whether issued prior to or after the date hereof (except for the shares of New Series A Preferred Stock or the Convertible Debentures) or

          (y) under any right, option or warrant to purchase Common Stock of the Corporation whether issued prior to or after the date hereof (other than securities the issuance of which was excluded from adjustment under Section 6(e)(2) or (3) hereof, if any), which (in the case of clause (x) or (y)) results in a reduction in the exercise, conversion or purchase price with respect to such security, right, option or warrant to an amount less than the then current conversion price or results in an increase in the number of shares obtainable under such security, right, option or warrant which has an effect equivalent to lowering a conversion or exercise price to an amount less than the then current conversion price, then an adjustment shall be made under this Section 6(j) to the then current conversion price hereunder. Any such adjustment under this Section 6(j) shall be whichever of the following results in a lower current conversion price:

               (A)  a reduction in the current conversion
          price equal to the percentage reduction in such exercise or purchase price with respect to such security, right, option or warrant, or

               (B)  a reduction in the current conversion
          price which will result in the same percentage increase in the number of Common Shares available under this Section 6 as the percentage increase in the number of shares available under such security, right, option or warrant.

Any such adjustment under this Section 6(j) shall only be made if it would result in a lower current conversion price than that which would be determined pursuant to any other antidilution adjustment otherwise required under this Section 6 as a result of the event or circumstance which triggered the adjustment to the security, right, option or warrant described in clause (x) or (y) above (and if any such adjustment is so made under this Section 6(j), then such other antidilution adjustment otherwise required under this
Section 6 shall not be made as a result of such event or circumstance).

          (k) Other Adjustments. In case any event shall occur as to which any of the provisions of this Section 6 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of New Series A Preferred Stock in accordance with the essential intent and principles of Sections 5 and 6 hereof, then, in each such case, the Corporation shall appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the provisions of Sections 5 and 6 hereof, necessary to preserve, without dilution, the conversion rights represented by the shares of New Series A Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail copies thereof to the holders of the shares of New Series A Preferred Stock and shall make the adjustments described therein.

          (l) Meaning of "Issuance". References in this Agreement to "issuances" of stock by the Corporation include issuances by the Corporation of previously unissued shares and issuances or other transfers by the Corporation of treasury stock.

          (m) Consolidation or Merger. If the Corporation shall at any time consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), or the Corporation shall sell, transfer or lease all or substantially all of its assets, or the Corporation shall change its Common Shares into property other than capital stock, then, in any such case, the holder of a share of New Series A Preferred Stock shall thereupon (and thereafter) be entitled to receive, upon the conversion of such share of New Series A Preferred Stock in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) a holder of the number of Common Shares deliverable upon conversion of such share of New Series A Preferred Stock would have been entitled if such conversion had occurred immediately prior to such consolidation or merger, such sale of assets or such change (with any record date requirement being deemed to have been satisfied), and such conversion rights shall thereafter continue to be subject to further adjustments under this Section 6, without limiting any other rights of holders of shares of New Series A Preferred Stock. The Corporation shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such holder that the provisions of the shares of New Series A

Preferred Stock shall thereafter continue to be applicable in relation to any securities or property thereafter deliverable upon the conversion of the shares of New Series A Preferred Stock, including, but not limited to, obtaining a written obligation to supply such securities or property upon such conversion and to be so bound by the shares of New Series A Preferred Stock.

          (n)  Notices.  In case at any time

          (i) the Corporation shall take any action which would require an adjustment in the current conversion price pursuant to Section 6(a), (c) or (j); or

          (ii) the Corporation shall authorize the granting to the holders of its Common Stock of any Distributions on Common Stock as set forth in Section 6(b); or

          (iii)  there shall be any reorganization,
     reclassification or change of the Corporation's Common
     Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the assets of the Corporation; or

          (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice to the holders of the shares of New Series A Preferred Stock, not less than ten (10) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the shares of New Series A Preferred Stock. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be. Failure to deliver the notice required hereunder by the Corporation will not invalidate any such transaction.

          7.   Voting Rights.

          Other than as required by applicable law, the New
Series A Preferred Stock shall not have any voting powers either general or special, except that (in addition to voting rights provided by applicable law):

          (a) Consent Required. So long as any shares of the New Series A Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-third (2/3) of all of the shares of New Series A Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any Restricted Actions by the Corporation; except that if any shares of New Series A Preferred Stock have been called for redemption pursuant to Section 4(a) hereof, the Corporation may not amend this Certificate of Designations, until such time as all amounts payable under Section 4 hereof with respect to such shares called for redemption have been paid in full in cash (or such amounts payable have been set aside for payment in cash pursuant to Section 4(e) hereof).

          (b)  Additional Voting Rights.

          (i)  Whenever, at any time or times, full
cumulative dividends on any share of New Series A Preferred Stock shall equal $8.00 or more (the occurrence of which is hereinafter referred to as a "Dividend Default"), the holders of New Series A Preferred Stock shall have the exclusive collective right, voting separately as a class, to elect two
(2) directors of the Corporation.

          (ii) At elections for such directors, each holder of New Series A Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of the right of the holders of New Series A Preferred Stock to elect directors pursuant to clause (i) above, the maximum authorized number of members of the Board of Directors of the Corporation shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding

New Series A Preferred Stock as hereinafter set forth. The right of holders of New Series A Preferred Stock, voting separately as a class, to elect members of the Board of Directors of the Corporation as a result of Section 7(b)(i) above shall continue until such time as full cumulative dividends on all shares of New Series A Preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent Dividend Default.

          (iii)  Whenever such voting right under this
Section 7(b) shall have vested and for so long as a Dividend Default shall have occurred and be continuing, such right may be exercised at a special meeting of the holders of shares of New Series A Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, or if permitted under the terms of the Certificate of Incorporation by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

          (iv)  At any time when such voting right under this
Section 7(b) shall have vested in the holders of shares of New Series A Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of at least 25% of the holders of record of shares of the New Series A Preferred Stock then outstanding, addressed to the Treasurer of the Corporation, call a special meeting of holders of shares of the New Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Treasurer of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Treasurer of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 25% of the shares of New Series A Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of New Series A Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

          (v) The directors elected pursuant to this Section 7(b) shall serve until such time as the full cumulative dividends with respect to each share of New Series A Preferred through the then most recent Dividend Payment Date have been paid in full or until their respective successors shall be elected and shall qualify. Any director elected by the holders of New Series A Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the New Series A Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, at a meeting called for such purpose (or by written consent if permitted under the terms of the Certificate of Incorporation as permitted by law and the Certificate of Incorporation and By-laws of the Corporation. If the office of any director elected by the holders of New Series A Preferred Stock, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of New Series A Preferred Stock, voting as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the terms of office of the directors elected by the holders of New Series A Preferred Stock, voting as a class, shall so terminate and the special voting powers vested in the holders of New Series A Preferred Stock shall have expired, the number of directors shall be automatically decreased by two irrespective of any increase made pursuant to the provisions of this Section 7(b).

          8. Rights Plans. The Corporation shall not adopt or maintain any shareholder rights plan which discriminates in any way (other than the notice to be provided to holders of New Series A Preferred Stock as described below) against any holder of New Series A Preferred Stock as such (whether by language or operation), including, without limitation, restricting (i) the ability to convert into Common Stock under the terms hereof and (ii) the ability to receive rights under such plan with respect to Common Stock acquired by conversion hereunder which rights are generally available to holders of Common Stock. The Corporation shall notify the holders of the New Series A Preferred Stock at least five (5) Business Days prior to (I) the date which under the terms of any shareholder rights plan causes or triggers the rights issued thereunder to be exercisable by any person and (II) the date on which such rights (or the right to receive such rights) terminate or expire, such notice in the case of clause (I) to describe in reasonable detail the terms of such rights and the manner of operation of the plan upon the occurrence of such triggering event.

          9. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or by overnight delivery service or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

          (a) if to the holder of a share of New Series A Preferred Stock, at the holder's address as set forth in the stock register of the Corporation, or at such other address as may have been furnished to the Corporation by the holder in writing; or

          (b)  if to the Corporation, at 770 Cochituate Road,
Framingham, Massachusetts 01701, attention: General Counsel, or at such other address as may have been furnished in writing by the Corporation to the holders of the shares of New Series A Preferred Stock;

          (c) if to the Transfer Agent or the transfer office of the Corporation, at the office of the Corporation listed in clause (b) above unless and until the Corporation appoints a Transfer Agent for the New Series A Preferred Stock and notifies the holders of the New Series A Preferred Stock of the Transfer Agent's address for all communications to the Transfer Agent or to the transfer office hereunder.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or if sent by telex or telecopier, when received, unless otherwise expressly specified or permitted by the terms hereof, except that at such time as any of the shares of the New Series A Preferred Stock have been registered under the Securities Act of 1933, as amended, then notice will also be deemed to have been given upon the day which is two (2) days after the mailing by first class mail of the notice when such notice has been deposited for mailing with the United States Postal Service (or its successor).

          IN WITNESS WHEREOF, The TJX Companies, Inc., has caused this Certificate of Designations to be signed by its Vice President - Finance and its Secretary this 12th day of
August, 1992.

                              THE TJX COMPANIES, INC.


                              By /s/ Steven R. Wishner
                                 Steven R. Wishner,
                                 Vice President -
                                 Finance


Attest: /s/ Jay H. Meltzer
        Jay H. Meltzer,
        Secretary